EXHIBIT 10.C

VALLEY NATIONAL BANCORP
DEFERRED COMPENSATION PLAN
(Amended and Restated as of October 23, 2023)

SECTION 1
DEFINITIONS

1.01    Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided in the Plan:

(a)     “401(k) Plan” shall mean the Valley National Bank 401(k) Plan.
(b)     “Administrator” shall mean the Compensation and Human Resources Committee of the Board of Directors, or any other committee that may be designated as such by the Board of Directors.
(c)     “Benefit” shall mean the amount due to a Participant under the terms of this Plan.
(d)     “Beneficiary” shall mean one or more persons, trusts, estates or other entities specifically designated by the Participant on a beneficiary designation form filed with the Administrator to receive benefits under this Plan upon his or her death. In the absence of a valid beneficiary designation form, the Participant’s estate shall be his or her Beneficiary.
(e)     “Board of Directors” shall mean the Board of Directors of Valley National Bancorp.
(f)     “Code” means the Internal Revenue Code of 1986 as amended.
(g)     “Company” shall mean Valley National Bancorp, Valley National Bank, any successors thereto, and any of the Company’s subsidiaries which adopt the Plan with the consent of the Board of Directors.
(h)     “Company Matching Contribution” shall mean the Company matching contribution made in accordance with Section 3.02(b).
(i)     “Deferral Election Agreement” shall mean the written (or electronic) form submitted by a Participant to the Administrator before the relevant Election Date, in which the Participant indicates the amount, if any, by which his or her Eligible Compensation shall be reduced and deferred under this Plan. A Deferral Election Agreement shall remain in effect until such time as it is amended or revoked by the Participant and any such amendment or revocation shall only apply to Eligible Compensation earned by the Participant after the next relevant Election Date.
(j)     “Effective Date” shall mean January 1, 2017.
(k)     “Election Date” shall mean the date which is no later than thirty (30) days following the date on which an Eligible Employee is first designated as a Participant, and in all other circumstances shall mean December 31st of any calendar year.
(l)     “Eligible Class” shall mean an Employee of the Company who is a member of a select group of management or highly compensated employees as defined by ERISA and who serves in one of the following positions: Corporate Executive Vice President; Senior Executive Vice President; President; or Chief Executive Officer.
(m)     “Eligible Compensation” shall mean a Participant’s base and cash bonus compensation earned in any Plan Year from the Company without regard to Section 401(a)(17) of the Code, including any deferrals and amounts of such compensation that the Company contributes to a plan on behalf of a Participant pursuant to a salary reduction agreement and which are not includible in the Participant’s gross income under Section 125, 402(e)(3), 402(h) and 403(b) of the Code. Eligible Compensation for purposes of this Plan, however, shall not include Eligible Compensation that does not exceed the Section 401(a)(17) compensation limit.
(n)     “Eligible Employee” shall mean an Employee of the Company who is a participant in the 401(k) Plan, whose compensation does or is expected to exceed the limit on compensation under Section 401(a)(17) of the Code, and who is a member of the Eligible Class of Employees.
(o)     “Employee” shall mean a person who is an employee of the Company, excluding any individual retained by the Company to perform services for the Company (for either a definite or indefinite duration) and is characterized thereby as a fee-for-service worker or independent contractor or in a similar capacity (rather than in the capacity of an employee), regardless of such individual’s status under common law, including, without limitation, any such individual who is or has been determined by a third party, including, without limitation, a government agency or board or court or arbitrator, to be an employee of the Company for any purpose, including, without limitation, for purposes of any employee benefit plan of the Company or for purposes of federal, state or local tax withholding, employment tax or employment law.
(p)     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(q)     “Participant” shall mean an Eligible Employee who is designated a Participant in this Plan by the Administrator in accordance with Section 3.01.
(r)     “Participant Deferral Contributions” shall mean the Participant’s deferrals of Eligible Compensation made in accordance with Section 3.02(a).
(s)     “Periodic Adjustment Rate” shall mean, unless otherwise determined by the Administrator with respect to a Plan Year, the one-month CME Term Secured Overnight Financing Rate (SOFR) plus the Alternative Reference Rates Committee (ARRC) spread adjustment of 11.448 basis points plus 300 basis points.
(t)     “Plan” shall mean this Valley National Bancorp Deferred Compensation Plan, amended and restated as of October 23, 2023, as may be subsequently amended pursuant to Section 6.
(u)     “Plan Year” shall mean the calendar year.
(v)     “Separation from Service” shall mean a separation from service with the Company, and all related entities, as determined by the Administrator in accordance with Section 409A of the Code and the regulations issued thereunder. A Separation from Service does not include military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment is guaranteed by statute or contract. In the event the leave of absence described in the preceding sentence is for a period in excess of six (6) months and the individual’s right to reemployment is not guaranteed, the Separation from Service will be deemed to have occurred on the first date immediately following such six (6) month period.

SECTION 2
ESTABLISHMENT OF THE PLAN

2.01    Establishment of the Plan
(a) The Company hereby establishes the Valley National Bancorp Deferred Compensation Plan for the benefit of certain Eligible Employees, effective as of the Effective Date.
(b) The Plan is intended to constitute a nonqualified, unfunded plan for federal tax purposes and for purposes of Title I of ERISA. The Plan is maintained for the purpose of providing deferred compensation for selected employees participating in the 401(k) Plan whose contributions are limited as a result of the limitations under section 401(a)(17) of the Code on the amount of compensation which can be taken into account under the 401(k) Plan and who elect to defer a portion of their income pursuant to this Plan. The Plan shall function as a “top hat plan” providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3), and 401(a)(1) of ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements.

SECTION 3
PARTICIPATION

3.01    General Participation Rule
(a)     An Eligible Employee of the Company shall become a Participant upon the Administrator’s designation of the Eligible Employee as a Participant in the Plan and execution by the Eligible Employee of the Deferral Election Agreement.
(b)     Upon the designation of an Eligible Employee as a Participant, such Employee shall complete such forms and/or make such elections as the Administrator may require. In particular, in order to defer any Eligible Compensation earned in any Plan Year under the Plan, a Participant must make, prior to the commencement of that year, an irrevocable deferral election pursuant to a Deferral Election Agreement. A Participant’s annual election to make deferrals of Eligible Compensation shall be irrevocable for the Plan Year.
(c)     If an Employee becomes newly eligible to participate in the Plan mid-year as a result of being newly qualified to participate in the Plan (e.g., promotion), such newly Eligible Employee shall have 30 days from the date he or she becomes eligible to make an irrevocable election pursuant to a Deferral Election Agreement for the remainder of the current Plan Year.
(d)     A Participant’s Deferral Election Agreement shall remain in effect until it is amended or revoked, and such amendment or revocation shall only apply with respect to Eligible Compensation during the next following Plan Year.
(e)     In the event that a Participant ceases to be a member of the Eligible Class, then he or she shall not be eligible to make a Deferral Election with respect to the next following (or any future) Plan Year.

3.02     Contributions
(a)     Participant Deferral Contributions. Each Participant shall be permitted to defer, as specified in the applicable Deferral Election Agreement for that Plan Year, up to five percent (5%) of the portion of the Participant’s Eligible Compensation above the limit in effect for that Plan Year under Section 401(a)(17) of the Code. The Administrator shall have the authority to increase or decrease the above percentage limit, but any such change shall only apply to Plan Years beginning after such action is taken by the Administrator. No deferrals shall be effected hereunder until a Participant’s Eligible Compensation for such Plan Year is in excess of the limit in effect under Section 401(a)(17) of the Code.
(b)    Company Matching Contributions. Each Plan Year, the Company shall match 100% of a Participant’s Deferral Contributions under the Plan. Notwithstanding the immediately preceding sentence, matching contribution shall not be made on Participant deferrals that exceed five percent (5%) of such Participant’s Eligible Compensation, unless the Administrator provides otherwise.

SECTION 4
BENEFITS

4.01     Bookkeeping Accounts
(a)     A bookkeeping account shall be established for each Plan Participant to record his or her interest in the Plan. Each Participant’s account shall be divided into a Participant Deferral Contribution subaccount, a Company Matching Contribution subaccount, and such other subaccounts as the Administrator determines are necessary to keep track of Participants’ interests under the Plan.
(b)     A Participant shall always be 100% vested in his or her Participant Deferral Contribution subaccount.
(c)     A Participant shall vest in the Company Matching Contribution subaccount at the same rate and in the same manner as he or she vests in the corresponding subaccount under the 401(k) Plan.
4.02    Benefit Credits
Each Plan Year, the Company shall credit to a Participant’s notional account an amount equal to the following credits:
(a)     the Participant Deferral Contribution, as elected in accordance with Section 3.02;
(b)     the Company Matching Contribution.
4.03    Investment Credits and Adjustments
Except as otherwise provided in Section 4.05, Participant Deferral Contributions and Company Matching Contributions shall be adjusted at the end of each Plan Year by an amount equal to the Periodic Adjustment Rate for the applicable Plan Year, multiplied by the balance in the Participant’s notional account at the end of the Plan Year.

4.04    Amount of Benefit
Except as otherwise provided in Section 4.05, the amount payable to the Participant shall equal the amount credited to the Participant’s notional account as of the Participant’s Separation from Service, net of all applicable employment and income tax withholdings.
4.05    Form and Time of Payment
A Benefit shall be paid in a single cash lump sum distribution, net of all applicable employment and income tax withholdings, and shall represent a complete discharge of any obligation under the Plan and no further benefits shall be due the Participant or any Beneficiary. Except as provided in the following paragraph, payment shall be made within thirty (30) days following the earlier of (i) the Participant’s Separation from Service, or (ii) the date on which a change of control occurs with respect to the Company. For purposes of the preceding sentence only, a change of control shall be defined as a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Employer, all as determined under Treas. Reg. Section 1.409A-3(i)(5).
Notwithstanding the foregoing, if the Participant is determined by the Administrator to be a “specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment of such Participant’s Benefit shall be delayed until the first day of the seventh (7th) month following the Participant’s Separation from Service. In the event the Participant’s Benefit is delayed, the Participant’s notional account shall continue to be adjusted in accordance with Section 4.03 until the Participant’s Benefit is payable.
In the event that the Participant is not living at the time of distribution, his or her Beneficiary shall receive the Benefit, within sixty (60) days following death.
4.06    Benefits Are Paid from General Assets
All Benefits under the Plan shall be payable only from the general assets of the Company and only to the extent that the assets of the Company are sufficient for this purpose. Each Participant shall look solely to the Company for any Benefit under the Plan, and each Participant shall remain a general unsecured creditor of the Company. Nothing in this Plan shall prohibit the Administrator at a subsequent date from establishing a grantor trust or other arrangement to provide for benefits under the Plan provided the assets, if any, under the arrangement are subject to the general creditors of the Company.
4.07    Non-Alienation of the Right to Receive Payments
Except as may be expressly permitted by law, none of the Benefits or rights of any person hereunder shall be subject to any claim of any creditor, and in particular, shall not be subject to attachment or garnishment or legal process by any creditor, nor shall such person have any right to alienate, anticipate, sell, transfer, pledge, encumber, or assign any of the Benefits which he or she may expect to receive under the Plan; provided, however, that the Company shall have the authority, unless prohibited by applicable law, to direct the application of any Benefits hereunder to the satisfaction of a Participant’s legal liability, if any, to the Company.

4.08    Procedure for Claiming a Payment
(a)    Any claim for a Benefit hereunder shall be filed by a Participant or Beneficiary (claimant) of this Plan on the form prescribed for such purpose with the Administrator, or in lieu thereof, by written communication which is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Administrator.
(b)    If a claim for a Benefit is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Administrator within ninety (90) days after receipt of the claim by the Administrator, unless special circumstances require an extension of time for processing, in which case a decision shall be reached within a reasonable period of time, but not later than one hundred eighty (180) days after receipt of the claim by the Administrator.
(c)    Any claimant who is denied a claim for Benefit shall be furnished written notice setting forth:
    (1)    the specific reason or reasons for the denial;
    (2)    specific reference to the pertinent Plan provisions upon which the denial is based;
(3)     a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(4)     an explanation of the Plan’s claim review procedure
The notice described in this Section 4.08(c) of the Plan shall provide, in addition to a description of the Plan’s claims review procedure, the time limitations applicable to such procedures, and a statement of the claimant’s right to bring an arbitration action described in Section 7.06 below if the claim denial is appealed to the Administrator and the Administrator fully or partially denies the claim.
(d)    In order that a claimant may appeal denial of a claim, a claimant or his or her duly authorized representative:
(1)     may request a review by written application to the Administrator not later than sixty (60) days after receipt by the claimant of written notification of denial of a claim;
(2)     may review pertinent documents; and
(3)     may submit issues and comments in writing.
(e)    A decision on review of a denied claim shall be made not later than sixty (60) days after the Plan’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review.
The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent Plan provisions on which the decision is based.

The notice described in this Section 4.08(e) of the Plan shall provide, in addition to the specific reasons for the denial of the claim and specific reference to pertinent provisions of the Plan on which the denial is based, a statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and a statement informing the claimant about the right to bring a civil action under ERISA.
SECTION 5
ADMINISTRATION OF THE PLAN
5.01    Plan Administration
The Administrator shall administer the Plan and shall establish, adopt or revise such rules and regulations as it may deem necessary or advisable. The Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individuals.
The Administrator:
(a)    Shall have all powers, duties, responsibilities and obligations imposed by law and by the provisions of the Plan for the administration of the Plan, including the discretionary authority to interpret its provisions and supply omissions, to authorize payments, to establish and enforce such rules and regulations as it shall deem proper for the administration of the Plan, and to determine the amount of Benefits which shall be payable to any person in accordance with the provisions of the Plan;
(b)    Shall have authority to engage counsel and consultants in order to fulfill its responsibilities, and to rely on the advice of same;
(c)    Shall have responsibility with respect to reporting and disclosure requirements, if any, under ERISA;
(d)    Shall from time to time execute such Plan amendments as the Company or the Administrator may deem appropriate;
(e)    Upon written request to it by any Participant pursuant to Section 4.08 hereof, shall have final authority under the Plan with respect to the Benefits and the amount or form thereof payable under the Plan to any such person;
(f)    Shall be authorized, in its discretion, to allocate responsibilities among one or more of its members and to delegate responsibilities to any person or persons selected by it; and
(g)    May establish a trust fund hereunder and appoint a trustee to manage the assets of such trust, provided such trust is a grantor trust within the meaning of Sections 671 through 679 of the Code.
5.02    Administrator Actions
Any action taken by the Administrator shall be taken by a majority of its members at a meeting or by written instrument signed by such majority in the absence of a meeting. A written resolution attested to by any member of the Administrator shall be sufficient evidence to any person of any action taken by the Administrator.

5.03    Accounts and Records
The accounts and all records necessary for the administration of the Plan shall be maintained by the Administrator and shall accurately disclose the history and status of payments made to each Participant or other person under the Plan.
5.03    Expenses
The expenses of administering the Plan shall be paid out of the general funds of the Company.
SECTION 6
AMENDMENT OR TERMINATION OF THE PLAN

6.01    Amendment
The Plan may, at any time and from time to time, be amended or modified in whole or in part by action of the Board. No Plan amendment or modification shall deprive a Participant of any portion of those vested Benefits to which he or she is entitled as of the date of such amendment or modification.
6.02    Termination
The Plan may be suspended or terminated prospectively at any time by action of the Board; provided, however, that all Participants with respect to whom the Plan has been terminated shall receive the Benefits accrued under the Plan, as provided in Section 4 hereof, as of the date of any suspension or termination. Notwithstanding the foregoing, the Plan may be terminated only if such termination is effected in accordance with the requirements of Section 409A of the Code.
SECTION 7
MISCELLANEOUS PROVISIONS
7.01    Effect of Mistake
In the event of a mistake or misstatement as to the eligibility of any person, or the amount or kind of payments made or to be made to a Participant, the Administrator shall, to the extent it deems possible, make such adjustments as will in its judgment accord to such Participant the payments to which he or she is properly entitled under the Plan, and upon the Administrator’s determination, the Company shall be entitled to recover any over- payments made under the Plan.
7.02    Non-Expansion of Rights
Nothing contained in this Plan shall give any Participant the right to be retained as an employee of the Company or serve as consideration for, or an inducement or condition of, the service of any Employee. Neither the provisions of this Plan nor any act of the Company hereunder shall be construed as giving to any Participant or other person any legal or equitable right or claim against the Company for the payment of any Benefits hereunder except as otherwise specifically provided.

7.03    Headings of Sections and Subsections
The headings of Sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control.
7.04    Severability
The invalidity of any particular provision of this Plan shall not affect the other provisions of this Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.
7.05    Applicable Law
This Plan shall be governed by the laws of the State of New Jersey, except to the extent preempted by federal law.
7.06    Arbitration
The parties agree that any dispute or claim arising out of or relating to this Plan, including whether such disputes or claims are subject to arbitration, will be settled by binding arbitration. The arbitration proceeding will be conducted before a single arbitrator at a location within the State of New Jersey convenient to the parties and under the rules of the American Arbitration Association. The decision or award of the Arbitrator made under these rules shall be exclusive, final and binding on both parties, their beneficiaries, executors, administrators, successors and assigns. The arbitration procedure may be invoked by written notice to the American Arbitration Association stating with particularity the issue proposed for arbitration. A copy of that written notice shall be served upon the other party by registered mail.
7.07    Indemnification
In addition to any other indemnification that a fiduciary, including but not limited to a member of the Plan Administrator, is entitled to, the Company shall indemnify such fiduciary from all claims for liability, loss or damage, including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibility with respect to this Plan.
7.08    No Guarantee of Non-Taxability
Neither the Company nor the Administrator guarantees that any Benefit or any contribution is or shall remain non-taxable during the deferral period. If it is determined at some time that the amounts deferred hereunder are taxable, the Participant shall be responsible for any tax or penalties due with respect to amounts contributed on his or her behalf.
7.09    Plan Subject to Section 409A of the Code
The Plan is intended to comply with Section 409A of the Code and the regulations issued thereunder, and any ambiguities shall be interpreted consistent with this intent. Without affecting the validity of any other provision of the Plan, to the extent that any Plan provision does not meet the requirements of Section 409A of the Code and the regulations issued thereunder, the Plan shall be construed and administered as necessary to comply with such requirements until the Plan is appropriately amended to comply with such requirements.

IN WITNESS WHEREOF, the Company, acting by its undersigned officer, duly authorized, hereby executes the Plan to be effective as herein provided.

VALLEY NATIONAL BANCORP

By: ____________________________________